Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

THE BRICKMAN GROUP, LTD.

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Adopted in accordance with the provisions of §242 the

General Corporation Law of the State of Delaware

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The undersigned, being the Vice President of The Brickman Group, Ltd., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Board of Directors of the Corporation adopted the resolution set forth below proposing an amendment to the Restated Certificate of Incorporation of the Corporation (the “Amendment”) and directed that the Amendment be submitted to the sole holder of the issued and outstanding shares of Capital Stock of the Corporation entitled to vote thereon for its consideration and approval:

“RESOLVED, that the Restated Certificate of Incorporation of the Corporation be, and hereby is, amended in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by deleting Article Four thereof in its entirety and substituting therefore Article Four as set forth on Exhibit A attached hereto.”

SECOND: The Amendment was duly adopted in accordance with §228 and §242 of the General Corporation Law of the State of Delaware by the sole holder of the issued and outstanding shares of the Capital Stock of the Corporation entitled to vote thereon.

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IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 31 day of July, 2003.

The Brickman Group, Ltd., a Delaware corporation

By:	/s/ Mark A. Hjelle
Name: Mark A. Hjelle
Title: Vice President

Exhibit A

ARTICLE FOUR

A. AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation has authority to issue is 527,382 shares, consisting of:

1. 51,317 shares of Class A Voting Common Stock, par value $.01 per share (“Class A Voting Common”);

2. 283,548 shares of Class A Non-Voting Common Stock, par value $.01 per share (“Class A Non-Voting Common”);

3. 117,517 shares of Class B Non-Voting Common Stock, par value $.01 per share (“Class B Non-Voting Common”); and

4. 75,000 shares of Class C Non-Voting Common Stock, par value $.01 per share (“Class C Non-Voting Common”).

The Class A Voting Common and Class A Non-Voting Common are sometimes referred to collectively herein as the “Class A Common.” The Class B Non-Voting Common is sometimes referred to herein as the “Class B Common.” The Class C NonVoting Common is sometimes referred to herein as the “Class C Common.” The Class A Voting Common is sometimes referred to herein as the “Voting Common” and the Class A Non-Voting Common, the Class B Non-Voting Common and the Class C Non-Voting Common are sometimes referred to herein as the “Non-Voting Common.” The Class A Common, Class B Common, Class C Common and any other common stock issued hereafter are referred to collectively as the “Common Stock.” The Common Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Parts A or B of this Article Four are defined in Part C.

B. COMMON STOCK.

Section 1. General. Other than with respect to the difference between the voting rights of the Voting and Non-Voting classes of the Class A Common, the powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Class A Common shall in all respects be identical to those of the Class B Common and the Class C Common except with respect to rights to dividends and preferences upon the dissolution or liquidation of the Corporation, as provided in Section 4 of this Part B. The powers, preferences and rights of, and the qualifications, limitations and restrictions of, the Class A Voting Common shall in all respects be identical to those of the Class A Non-Voting Common except with respect to voting rights, as provided in Section 2 of this Part B.

Section 2. Voting.

2A. General. Except as otherwise required by applicable law or other provisions of this Certificate of Incorporation, holders of the Voting Common are entitled, at all meetings of stockholders and with respect to all written actions in lieu of meetings, to one vote for each share of Voting Common held, and the holders of Voting Common shall vote together as a single class. At any meeting held for the purpose of voting on any matter on which, pursuant to the General Corporation Law of the State of Delaware (the “Corporation Law”), the holders of Voting Common (or any class of Common Stock voting separately) shall have a right to vote, the presence in person or by proxy of the holders of a majority of the shares of Voting Common (or any class of Common Stock voting separately) then entitled to vote shall constitute a quorum.

2B. Non-Voting Common Voting Rights. Except as otherwise required by law, the holders of the outstanding shares of Non-Voting Common shall not be entitled to vote on any matter; provided, however, that without the affirmative vote of the holders of a majority of the outstanding shares of the Class A Non-Voting Common, this Section 2B of this Part B may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of the Class A Non-Voting Common so as to affect the holders thereof or the Corporation adversely; provided further that without the affirmative vote of the holders of a majority of the outstanding shares of the Class B Non-Voting Common, this Section 2B of this Part B may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of Class B Non-Voting Common so as to affect the holders thereof or the Corporation adversely.

2C. Class B Common Voting Rights. Without the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common, none of the second sentence of Section 1, this Section 2C and Section 4 (except as provided in Section 9) of this Part B may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of the Class B Common so as to affect the holders thereof or the Corporation adversely.

2D. Class C Common Voting Rights. Without the affirmative vote of the holders of a majority of the outstanding shares of the Class C Common, none of the second sentence of Section 1, this Section 2D and Section 4 (except as provided in Section 9) may be amended, altered or repealed in any manner that would alter or change the powers, preferences or rights of the holders of the outstanding shares of the Class C Common so as to affect the holders thereof or the Corporation adversely.

Section 3. Dividends; Stock Splits.

3A. Dividends. Dividends shall be paid to holders of the Class A Common, Class B Common and Class C Common in accordance with the terms of Section 4 below.

3B. Stock Splits. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split, stock dividend or otherwise) Class A Voting Common or Class A Non-Voting Common unless the outstanding shares of the other class of Class A Common shall be proportionately subdivided or combined.

If the Corporation subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split, stock dividend or otherwise) a class of the outstanding Common Stock (whether Class A Common, Class B Common or Class C Common), all such subdivisions and combinations shall be payable only in Class A Voting Common to the holders of Class A Voting Common, in Class A Non-Voting Common to the holders of Class A Non-Voting Common, in Class B Non-Voting Common to the holders of Class B Non-Voting Common and in Class C Non-Voting Common to the holders of Class C Non-Voting Common. After the Issuance Event (as defined below), the Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split, stock dividend or otherwise) Class A Common, Class B Common or Class C Common unless the other classes of Common Stock shall be proportionately subdivided or combined.

Section 4. Distributions; Certain Business Combinations. Until such time as the Corporation issues Common Stock, the aggregate Original Cost of which exceeds $85 million (the “Issuance Event”), the relative priorities and preferences of holders of Class A Common, Class B Common and Class C Common upon any Distribution, including the dissolution or liquidation of the Corporation, shall be governed by the provisions of Paragraph 4A below (the “Pre-Issuance Priorities”), and thereafter, the relative priorities and preferences of the holders of Class A Common, Class B Common and Class C Common shall be governed by the provisions of paragraph 4B below (the “Post-Issuance Priorities”). Upon the occurrence of the Issuance Event, the Corporation shall adjust (by stock split, stock dividend, reverse stock split or other similar mechanisms) the outstanding shares of Class A Common and/or Class C Common according to the following calculations: first, the aggregate number of shares of Class A Common, Class B Common and Class C Common outstanding after giving effect to such adjustments (the “Total Common Outstanding”) shall equal the number obtained by dividing the number of outstanding shares of Class B Common by .12; second, the number of shares of Class A Common outstanding immediately after the Issuance Event shall equal the number obtained by multiplying “A” times “B,” where “A” is .88 less the Class C Adjusted Fraction and “B” is the Total Common Outstanding; third, the number of shares of Class C Common outstanding immediately after the Issuance Event shall equal the number obtained by multiplying the Class C Adjusted Fraction by the Total Common Outstanding. As used herein, the “Class C Adjusted Fraction” shall mean the product of .01 times a fraction, the numerator of which is the number of shares of Class C Common then outstanding and the denominator of which is 100,000; provided that in no case shall the Class C Adjusted Fraction be greater than .01.

4A. Pre-Issuance Priorities. Upon any Distribution or the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, in accordance with the following priorities:

(a) First, until each holder of the Class A Common receives Distributions equal to the Original Cost of such Class A Common, 100% of any Distribution shall be made to the holders of Class A Common.

(b) Second, until each holder of the Class B Common receives Distributions equal to the Original Cost of such Class B Common, 100% of any Distribution shall be made to the holders of Class B Common.

(c) Third, until each holder of the Class C Common receives Distributions equal to the Original Cost of such Class C Common, 100% of any Distribution shall be made to the holders of Class C Common.

(d) Fourth, until each holder of the Class A Common achieves a 12% IRR, 100% of any Distribution shall be made to the holders of Class A Common.

(e) Fifth, after each holder of the Class A Common achieves a 12% IRR and until each holder of the Class A Common achieves the Target IRR, the total of any further Distributions shall be divided as follows: (i) .88 minus the Class C Adjusted Fraction, to the holders of Class A Common, (ii) .12 to the holders of Class B Common and (iii) the Class C Adjusted Fraction to the holders of Class C Common.

(f) Sixth, after each holder of the Class A Common achieves the Target IRR, the total of any further Distributions shall be divided as follows: (i) .83 minus the Class C Adjusted Fraction to holders of Class A Common, (ii) .17 to holders of Class B Common and (iii) the Class C Adjusted Fraction to the holders of Class C Common.

In the event that the holders of Common Stock are to receive any cash, securities or other property on account of their shares of Common Stock as a consequence of an Asset Sale or a Change in Control, the cash, securities or other property so received shall be allocated among the holders of the Common Stock in every respect as though there had occurred a dissolution and liquidation of the Corporation, as provided in the foregoing clauses (a), (b), (c), (d), (e) and (f).

4B. Post-Issuance Priorities. Upon any Distribution or the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, in accordance with the following priorities:

(a) First, until each holder of the Class A Common receives Distributions equal to the Original Cost of such Class A Common, 100% of any Distribution shall be made to the holders of Class A Common.

(b) Second, until each holder of the Class B Common receives Distributions equal to the Original Cost of such Class B Common, 100% of any Distribution shall be made to the holders of Class B Common.

(c) Third, until each holder of the Class C Common receives Distributions equal to the Original Cost of such Class C Common, 100% of any Distribution shall be made to the holders of Class C Common.

(d) Fourth, until each holder of the Class A Common achieves a 12% IRR, 100% of any Distribution shall be made to holders of Class A Common.

(e) Fifth, until each holder of the Class A Common achieves the Target IRR, holders of Class A Common will receive the Class A Percentage of all Distributions, holders of Class B Common will receive the Class B Percentage of all

Distributions and holders of Class C Common will receive the Class C Percentage of all Distributions.

(f) Sixth, after each holder of the Class A Common achieves the Target IRR, holders of Class A Common will receive the Class A Incentive Percentage of all Distributions, holders of Class B Common will receive the Class B Incentive Percentage of all Distributions and holders of Class C Common will receive the Class C Percentage of all Distributions.

In the event that the holders of Common Stock are to receive any cash, securities or other property on account of their shares of Common Stock as a consequence of an Asset Sale or a Change in Control, the cash, securities or other property so received shall be allocated among the holders of the Common Stock in every respect as though there had occurred a dissolution and liquidation of the Corporation, as provided in the foregoing clauses (a), (b), (c), (d), (e) and (f).

4C. Distribution or Non-Cash Assets. In the event the assets to be distributed to the holders of the Common Stock pursuant to this Section 4 consist, in whole or in part, of assets other than cash (“Non-Cash Assets”), the distributions to all holders of Common Stock (whether of Class A Common, Class B Common or Class C Common) shall be of the same proportion of cash to Non-Cash Assets (or, in the event that holders shall be entitled to elect whether to receive cash or Non-Cash Assets, or to elect among various categories of Non-Cash Assets, the holders of all Common Stock (whether Class A Common, Class B Common or Class C Common) shall have rights of election proportionate to the amount per share that each is entitled to receive pursuant to this Section 4). In the event of any distribution of Non-Cash Assets, the value of such Non-Cash Assets shall be determined by the Board of Directors, acting in good faith.

Section 5. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore, representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense)

execute and deliver in lieu of such certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 8. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

Section 9. Amendment and Waiver. No amendment or waiver of any provision of this Article Four shall be effective without the prior approval or consent of the holders of a 66 2/3% of the then outstanding Voting Common voting as a single class; provided that no amendment to this Part B as to any terms or provisions of, or for the benefit of, any class of Common Stock that adversely affects the powers, preferences or special rights of such class of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such affected class of Common Stock, voting as a single class. Notwithstanding the foregoing, upon the occurrence of an Issuance Event, the holders of a majority of the Class A Voting Common will be entitled to delete Section 4A of this paragraph B.

C. DEFINITIONS.

“Affiliate” of a Person means any other Person, entity or investment fund controlling, controlled by or under common control with such Person and, in the case of a Person which is a partnership or a limited liability company, any partner or member, respectively, of the Person.

“Asset Sale” means a sale or other disposition of more than 75% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business).

“Brickmans” means collectively Theodore W. Brickman, Jr., Sally B. Brickman, Scott W. Brickman, Steven G. Brickman, Susan B. McGrath and Julie B. Carr.

“Business Combination” means any recapitalization, reorganization, merger or consolidation of the Corporation.

“Change in Control” means a Business Combination in which the Investors, the Brickmans and their respective Permitted Transferees, together, cease to own capital stock of the surviving Person possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors (or similar governing body) after the consummation of the Business Combination. However, notwithstanding the foregoing, if either separately or together with Northwestern Mutual Life or a Subsidiary of BancBoston Capital Inc. own capital stock of the surviving corporation possessing the voting power to elect or designate a majority of such

Person’s board of directors (or similar governing body) after the consummation of the Business Combination, a Change of Control shall have occurred.

“Class A Incentive Percentage” means the Class A Percentage minus the Class B Percentage Increase.

“Class A Percentage” means the percentage equal to a traction, the numerator of which is the number of shares of Class A Common outstanding and the denominator of which is the number of shares of Class A Common, Class B Common and Class C Common outstanding.

“Class B Incentive Percentage” means the Class B Percentage plus the Class B Percentage Increase.

“Class B Percentage” means the percentage equal to a traction, the numerator of which is the number of shares of Class B Common outstanding and the denominator of which is the number of shares of Class A Common, Class B Common and Class C Common outstanding.

“Class B Percentage Increase” means the percentage equal to (i) the Class B Percentage multiplied by  17/12 minus (ii) the Class B Percentage.

“Class C Percentage” means the percentage equal to a fraction, the numerator of which is the number of shares of Class C Common outstanding and the denominator of which is the number of shares of Class A Common, Class B Common and Class C Common outstanding.

“Distribution” means each distribution made by the Corporation to holders of the Common Stock, whether in cash, property or securities of the Corporation and whether by dividend, liquidating distributions or otherwise, including pursuant to a redemption or repurchase by the Corporation; provided that any recapitalization or exchange of any Common Stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by reverse stock split, stock dividend or otherwise) of any outstanding Common Stock shall not be a Distribution.

“Family Group” means (i) each Brickman and each Brickman’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such individual and/or such individual’s spouse and/or descendants and (ii) any stockholder of The Brickman Group, Ltd. as of November 1, 1997.

“Fundamental Change” means an Asset Sale or a Change in Control.

“Investor” means any Person identified as such in the Stockholders Agreement, dated as of January 12, 1998.

“Investor Affiliate” means (i) any other Person, directly or indirectly controlling, controlled by or under common control with such Investor (ii) any partner of an Investor which is a partnership and (iii) in the case of First Chicago Equity Corp., The Northwestern Mutual Life Insurance Company or any of its affiliates or investment entities and (iv) in the case of The Northwestern Mutual Life Insurance Company and its affiliates and investment entities, First Chicago Equity Corp.

“IRR” means the annual interest rate, compounded quarterly, which, when used to calculate the net present value as of January 12, 1998 of all Cash Inflows and all Cash Outflows (as defined below), causes such net amount to equal zero. “Cash Inflows” as used herein shall include all cash payments received by holders of the Class A Common (in the aggregate) with respect to or in exchange for the Class A Common owned by holders of the Class A Common (in aggregate). “Cash Outflows” as used herein shall include the sum of all cash payments made (or rollover value contributed) by holders of Class A Common to acquire Class A Common.

“Original Cost” means the price per share received by the Corporation upon the issuance of Class A Common, Class B Common, Class C Common or other capital stock the Corporation issues from time to time. The Original Cost of any stock issued in exchange for the assets or stock of another business (including any shares issued pursuant to a merger between the Corporation or any of its Subsidiaries and such other business) shall be based on the fair market value of the assets or the stock of the business being acquired, as determined by the Corporation’s Board of Directors in its good faith judgment.

“Permitted Transferees” means (i) in the case of a Brickman, among such individual’s Family Group or (ii) in the case of an Investor, among the Investor Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

“SBIC” means a small business investment company licensed under the Small Business Investment Act of 1958, as amended, and its officers, directors or stockholders and any coinvestment entity for the benefit of the officers, directors, employees or advisors of the SBIC or its direct or indirect stockholder(s).

“Target IRR” means an IRR greater than or equal to 25%.